                                                         Exhibit No. EX-23.h.8.a

                                   APPENDIX A
                 To the Master-Feeder Services Agreement between
                        Gartmore Variable Insurance Trust
                          And Gartmore SA Capital Trust

                             Effective May 1, 2007*

NAME OF FUND

American Funds GVIT Growth Fund
American Funds GVIT Global Growth Fund
American Funds GVIT Asset Allocation Fund
American Funds GVIT Bond Fund
American Funds GVIT Growth and Income Fund

*    As most recently  approved at the December 7, 2006 Board Meeting to add the
     American Funds GVIT Growth and Income Fund.